Exhibit 10.1
HILLENBRAND, INC.

EXECUTIVE MATCHING SHARES PROGRAM

Effective Date: August 1, 2024

Exhibit 10.1
HILLENBRAND, INC.
EXECUTIVE MATCHING SHARES PROGRAM

1.Purpose

The purpose of the Program is to galvanize key members of the Company’s executive team to lead the Company through its long-term strategic transformation and encourage them to augment their investment in the Company by offering them an opportunity to invest in the Company’s common stock on favorable terms.

2.Definitions

Capitalized terms used in this Program have the following meanings:

2.1    Acquisition Period means one or more time periods, established by the Committee, during which a Participant may acquire shares pursuant to the Program.

2.2    Award Letter means the document notifying the Participant of his or her participation in the Program along with specific terms related to such participation.

2.3    Change in Control means a “Change in Control” as defined in the Stock Incentive Plan.

2.4    Committee means the Compensation and Management Development Committee of the Board of Directors of the Company.

2.5    Company means Hillenbrand, Inc., or any successor thereto.

2.6    Disability means a long-term disability of the Participant as determined by the Committee.

2.7    Effective Date means August 1, 2024, which is the effective date of the Program.

2.8    Exchange Act means the Securities Exchange Act of 1934, as amended.

2.9    Grant Date means the date on which Matching RSUs are granted pursuant to the Program.

2.10    Holding Period means, with respect to an Acquisition Period, the time period established by the Committee during which a Participant is required to retain Newly Acquired Shares acquired during that Acquisition Period in order to have the restrictions lapse on Matching RSUs. The Holding Period for an Acquisition Period shall, unless otherwise determined by the Committee, be the period ending on the third (3rd) anniversary of the day after the last day of that Acquisition Period.

Exhibit 10.1
2.11    Matching RSU means a restricted stock unit awarded to a Participant at the end of an Acquisition Period under this Program pursuant to the Stock Incentive Plan.

2.12    Maximum Commitment means, with respect to each Acquisition Period, the maximum number of Newly Acquired Shares that a Participant assigned to that Acquisition Period may elect to commit to hold for the applicable Holding Period and be granted an equivalent number of Matching RSUs under the Program. For each Acquisition Period, the Maximum Commitment for a Participant shall, unless otherwise determined by the Committee, be the quotient of (a) the product of the percentage established for the Participant as the maximum by the Committee multiplied by the Participant’s base salary as of a date established by the Committee (the “Maximum Dollar Cap”), divided by (b) the average of the high and low stock prices on that same date, with the result rounded to the nearest whole share.

2.13    Minimum Commitment means, with respect to each Acquisition Period, the minimum number of Newly Acquired Shares that a Participant assigned to that Acquisition Period must commit to hold for the applicable Holding Period as a condition to be granted an equivalent number of Matching RSUs under the Program. For each Acquisition Period, the Minimum Commitment for a Participant shall, unless otherwise determined by the Committee, be the quotient of (a) the product of the percentage established for the Participant as the minimum by the Committee multiplied by the Participant’s base salary as of a date established by the Committee (the “Minimum Dollar Cap”), divided by (b) the average of the high and low stock prices on that same date, with the result rounded to the nearest whole share.

2.14    Newly Acquired Shares means, with respect to an Acquisition Period, shares of the Company’s common stock acquired by the Participant during that Acquisition Period, including shares (a) acquired through open market purchases (including shares purchased with the after-tax proceeds of bonuses and performance cash) or the exercise of stock options; or (b) committed from the net after-tax proceeds of performance-based units or restricted stock units (or any combination thereof) that are settled during such Acquisition Period.

For the avoidance of doubt, with respect to an Acquisition Period, Newly Acquired Shares will not include shares of the Company’s common stock beneficially owned by the Participant prior to that Acquisition Period, shares subject to unexercised stock options, shares subject to unvested performance-based units or restricted stock units, shares earned and vested after the end of that Acquisition Period, or shares in the Participant’s 401(k) plan account.

2.15    Participant means, with respect to an Acquisition Period, an employee of the Company or a subsidiary who has been selected for participation in the Program with respect to that Acquisition Period by management and approved by the Committee.

Exhibit 10.1
2.16    Program means the Executive Matching Shares Program as set forth in this document and as amended from time to time.

2.17    Retirement means termination of employment, other than upon death or discharge by the Company or any subsidiary for cause (as determined by the Committee), after having (a) completed at least five years of service in the aggregate with the Company or any of its subsidiaries, and (b) reached age fifty-five (55).

2.18    Stock Incentive Plan means the Hillenbrand, Inc. Stock Incentive Plan, or any successor plan thereto, as amended from time to time.

3.Matching RSU Grant

3.1    Eligibility for Matching RSU Grant – To be eligible to receive Matching RSU grants under the Program with respect to an Acquisition Period, a Participant must satisfy each of the following requirements:

a.Establish a brokerage account with Fidelity (or such other broker as the Company may designate for purposes of the Program) by the beginning of that Acquisition Period, which account shall be used to provide evidence of continuous ownership of the Newly Acquired Shares (to the extent applicable) throughout the applicable Holding Period;

b.Acquire Newly Acquired Shares in a number between the Minimum Commitment and the Maximum Commitment during that Acquisition Period;

c.Provide documentation satisfactory to the Company of the Participant’s acquisition of the Newly Acquired Shares during that Acquisition Period; and

d.Provide a written promise to the Company, in such form as is approved by the Company, to retain the Newly Acquired Shares throughout the applicable Holding Period.

The Participant also must (x) not have entered into a Rule 10b5-1 trading plan that would create actual or potential opposite-way matching transactions under Section 16 of the Exchange Act with respect to the acquisitions of the Newly Acquired Shares and (y) agree not to engage in any opposite-way matching transactions or enter into a Rule 10b5-1 trading plan that could result in such transactions with respect to the acquisitions of Newly Acquired Shares.

If the Participant satisfies each of the requirements set forth above with respect to an Acquisition Period, and continues to retain the Newly Acquired Shares and remain in the employment of the Company (and its affiliates) until the Grant Date, then the Company will, as soon as practicable following the end of that Acquisition Period, grant the Participant one Matching RSU for each such Newly Acquired Share as specified in the Participant’s Award Letter.

Exhibit 10.1

3.2    Form of Grant – The Matching RSU grants under the Program shall be made pursuant to the Stock Incentive Plan, and the Matching RSUs so granted shall be documented in a Matching RSU award agreement approved by the Committee and shall be subject to all of the terms and conditions set forth in such award agreement and in such plan.

4.Holding Period for the Newly Acquired Shares

For each Acquisition Period, the Participant must agree that the Newly Acquired Shares with respect to which Matching RSUs are granted under this Program will not be sold, transferred, diversified, pledged or hedged, prior to the vesting of such related Matching RSUs. Any such sale, transfer, diversification, pledge or hedge of one or more Newly Acquired Shares prior to the end of the applicable Holding Period shall be deemed to disqualify 100% of the Newly Acquired Shares from being considered Newly Acquired Shares for purpose of this Program and, as a result, the Participant shall immediately forfeit 100% of the related Matching RSUs for no consideration. The applicable Holding Period requirement for a Newly Acquired Share shall end, without further action or notice, when the Matching RSU to which such Newly Acquire Share relates becomes vested.

5.Vesting of Matching RSUs

Except to the extent otherwise provided herein or determined by the Committee, all Matching RSUs granted with respect to an Acquisition Period will cliff vest on the third (3rd) anniversary of the day after the last day of that Acquisition Period and be settled in shares of the Company’s common stock or cash in accordance with the terms of the Matching RSU award agreement and the Stock Incentive Plan. For the avoidance of doubt, any shares of the Company’s common stock delivered to a Participant under Matching RSUs shall be paid from, and shall count against the share reserve of, the Stock Incentive Plan.

6.Potential Dividend Equivalents

The Participant may receive any dividend equivalents payable with respect to the Matching RSUs from the applicable Grant Date until the Matching RSUs vest to the extent so provided in the Matching RSU award agreement, which dividend equivalents shall be deemed reinvested in additional Matching RSUs, subject to the same terms and conditions as the original Matching RSUs, on the terms provided in the applicable award agreement. If any Matching RSUs are forfeited hereunder, the dividend equivalents credited and reinvested with respect to such Matching RSUs shall also be forfeited.

7.Disability, Death or Retirement

If a Participant’s employment or service with the Company terminates as a result of Disability, death or Retirement prior to the date on which the Matching RSUs granted under this Program have vested in full, then the Participant will vest in a prorated portion of the Participant’s outstanding Matching RSUs (rounded up to the nearest whole share)

Exhibit 10.1
representing the portion of the full vesting period prior to such termination, such Matching RSUs will be settled as provided in the award agreement, and the applicable Holding Period shall cease to apply to any Newly Acquired Shares.

8.Forfeiture of Matching RSUs

Except as otherwise provided in Section 7, if the Participant’s employment or service with the Company terminates for any reason prior to the date on which the Matching RSUs granted under this Program have vested in full, then all rights in and to any and all Matching RSUs granted pursuant to this Program that have not vested shall be forfeited upon such termination. In addition, if a Participant sells, transfers, pledges, hedges or otherwise disposes of one or more of the Newly Acquired Shares with respect to an Acquisition Period prior to the vesting of the related Matching RSUs (as determined by the Committee), then the Participant shall immediately forfeit 100% of such Matching RSUs for no consideration.

9.Miscellaneous

9.1    Administration of the Program – The Committee shall be the administrator of the Program; provided that the Committee may delegate ongoing administration of the Program to one of more officers of the Company or their respective delegates. In addition to the authority specifically provided herein, the Committee shall have full power to formulate additional details and regulations for carrying out this Program. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Program, including the authority to reconcile inconsistencies in or supply omissions to the terms of the Program or any document issues in connection herewith, and to adjust the level of participation for any Participant. Without limiting the foregoing, the Committee is specifically authorized to establish the duration of each Acquisition Period, and the terms and conditions applicable to that Acquisition Period, in its sole and absolute discretion; provided that nothing contained herein shall require the Committee to establish an Acquisition Period, or having so established an Acquisition Period, to establish future Acquisition Periods. All determinations made by the Committee shall be final, conclusive and binding on all interested parties.

9.2    Section 16 of the Exchange Act and Insider Trading Compliance – Any purchases or sales of the Company’s common stock that occur under the Program are, for the avoidance of doubt, subject to Section 16 of the Exchange Act, including the reporting and short-swing profits rules thereunder, and to the Company’s insider trading policy and other applicable policies as in effect from time to time.

9.3    Amendment and Termination of Program – The Committee may at any time amend, suspend or terminate the Program in whole or in part; provided, however, that no such action shall adversely affect a Participant’s rights hereunder with respect to an Acquisition Period without such Participant’s written consent.

Exhibit 10.1
9.4    Successors and Mergers, Consolidations, or Change in Control – Except as otherwise set forth herein, the terms and conditions of this Program shall inure to the benefit of and bind the Company, the Participants, and their successors, assignees, and personal representatives. If a Change in Control shall occur while a Participant remains employed by, or in the service of, the Company and its affiliates, then the Matching RSUs shall vest in full immediately prior to the Change in Control (and the applicable Holding Period shall cease to apply to any Newly Acquired Shares) and shall otherwise be subject to Section 14 of the Stock Incentive Plan. The rights and obligations of the Matching RSUs shall otherwise be those outlined in the Stock Incentive Plan and in the Matching RSU award agreement.

9.5    Employment or Future Eligibility to Participate Not Guaranteed – Nothing contained in this Program, nor any action taken hereunder, shall be construed as a contract of employment or as giving any Participant any right to be retained in the employ of the Company or any affiliate. No eligible employee shall have the right to be selected to participate in an Acquisition Period under the Program, or having been so selected, to be selected to participate in future Acquisition Periods.

9.6    No Transferability – A Participant’s right to purchase Newly Acquired Shares or to receive Matching RSUs under this Program shall not be transferable.

9.7    Gender, Singular and Plural – All pronouns and any variations thereof shall be deemed to refer to the masculine and feminine gender as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.8    Captions – The captions to the sections and paragraphs of this Program are for convenience only and shall not control or affect the meaning or construction of any of its provisions
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9.9    Applicable Law – This Program shall be governed and construed in accordance with the laws of the State of Indiana, without reference to conflict of law principles thereof.

9.10    Validity – In the event any provision of this Program is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Program.

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